Exhibit 99.1
Hawthorn Bancshares Reports Third Quarter 2023 Results

Jefferson City, MO — October 25, 2023 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), the bank holding company for Hawthorn Bank, reported third quarter 2023 net income of $2.6 million and earnings per diluted share (“EPS”) of $0.36.
Third Quarter 2023 Highlights
•Net income of $2.6 million, or $0.36 per diluted share
•Net interest margin, fully taxable equivalent ("FTE") of 3.35%
•Return on average assets and equity of 0.54% and 8.05%, respectively
•Deposits increased $37.1 million, or 2.4%, compared to the second quarter 2023 (“linked quarter”), while other borrowings decreased $51.6 million, or 23.5%, compared to the linked quarter
•Credit quality remained strong with non-performing loans to total loans of 0.25%
Brent Giles, Chief Executive Officer of Hawthorn Bancshares Inc. commented, “Our quarterly earnings were impacted by a valuation adjustment on other real estate owned. However, without this adjustment, our overall performance improved during the quarter. Our net interest margin has remained stable in one of the most challenging macro-economic environments. During these times, our focus will continue to be on prudent financial management, liquidity and credit quality."
Financial Summary
(unaudited)
$000, except per share data

	September 30,	June 30,	September 30,
	2023	2023	2022
Total assets	$1,879,005	$1,900,709	$1,847,598
Loans held for investment	1,556,969	1,563,206	1,491,997
Deposits	1,580,365	1,543,270	1,592,798
Total stockholders’ equity	$118,404	$126,473	$115,405

Basic earnings per share (YTD)	$1.19	$0.83	$2.27
Basic earnings per share (QTR)	$0.36	$0.36	$0.70
Diluted earnings per share (YTD)	$1.19	$0.83	$2.27
Diluted earnings per share (QTR)	$0.36	$0.36	$0.70
Net interest margin (FTE) (YTD)	3.23%	3.17%	3.57%
Net interest margin (FTE) (QTR)	3.35%	3.19%	3.56%
Efficiency ratio (YTD)	77.59%	76.54%	65.83%
Efficiency ratio (QTR)	79.79%	80.55%	65.73%

Financial Results for the Quarter and Nine Months Ended September 30, 2023
Earnings
Net income for the third quarter 2023 was of $2.6 million, an increase of $0.03 million, or 1.2%, from the linked quarter, and a decrease of $2.3 million, or 47.7%, from the third quarter 2022 (the "prior year quarter"). EPS was consistent at $0.36 for both the third quarter 2023 and linked quarter compared to $0.70 for the prior year quarter.

Net income for the nine months ended September 30, 2023 was $8.4 million, or $1.19 per diluted share, a decrease of $7.6 million compared to $16.0 million, or $2.27 per diluted share, for the nine months ended September 30, 2022.

Net Interest Income and Net Interest Margin
Net interest income for the third quarter 2023 was $15.1 million , an increase of $0.9 million from the linked quarter, and an increase of $0.1 million from the prior year quarter. Interest income increased $6.0 million in the current quarter compared to the prior year quarter, driven primarily by higher yields on interest earning assets and growth in loans, while interest expense increased $5.9 million. Net interest margin, on an FTE basis, was 3.35% for the third quarter, compared to 3.19% for the linked quarter, and 3.56% for the prior year quarter.
Net interest income for the nine months ended September 30, 2023 was $43.3 million, a decrease of $0.5 million compared to $43.8 million for the nine months ended September 30, 2022. Interest income on earning assets increased $17.3 million over the same comparative periods. Interest expense on deposits and borrowings increased $17.8 million over the same comparative periods, reflecting the competitive marketplace and increasing interest rates for securing sources of funding.
Non-interest Income
Total non-interest income for the third quarter 2023 was $0.6 million, a decrease of $1.0 million, or 62.0%, from the linked quarter, and a decrease of $2.9 million, or 82.6%, from the prior year quarter. The decline in the current quarter compared to the linked quarter and prior year quarter is primarily due to the recognition of a $2.8 million write-down on other real estate owned properties.
For the nine months ended September 30, 2023, non-interest income was $5.4 million, a decrease of $5.5 million as compared to $10.9 million for the nine months ended September 30, 2022. This decrease is primarily due to the recognition of a $4.6 million write-down on other real estate owned properties in the second and third quarter 2023.
Non-interest Expense
Total non-interest expense for the third quarter 2023 was $12.6 million, a decrease of $0.2 million, or 1.2%, from the linked quarter, and an increase of $0.4 million, or 3.1%, from the prior year quarter. The third quarter efficiency ratio was 79.8% compared to 80.5% and 65.7% for the linked quarter and prior year quarter, respectively.

Loans
Loans held for investment decreased by $6.2 million, or 0.4%, to $1.6 billion as of September 30, 2023 as compared to the end of the linked quarter and increased by $65.0 million, or 4.4%, from the end of the prior year quarter.
The yield earned on average loans held for investment was 5.67%, on an FTE basis, for the third quarter 2023, compared to 5.23% for the linked quarter and 4.51% for the prior year quarter. The increase in yield as of September 30, 2023 compared to the end of the linked quarter reflects current market conditions where most loan types have seen an increase in yield, consistent with recent increases in the prime rate.
Asset Quality
On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), which provides for an expected credit loss model, referred to as the "Current Expected Credit Loss" ("CECL") model. The adoption of the standard resulted in an increase to the allowance for credit losses of $5.8 million and a new liability for unfunded commitments totaling $1.3 million. These one-time cumulative adjustments resulted in a $5.6 million tax-effected decrease to retained earnings which was recognized in the first quarter 2023.
Non-performing loans totaled $3.9 million at September 30, 2023, an increase from $3.8 million at the end of the linked quarter, and a decrease of $13.5 million from $17.3 million at the end of the prior year quarter. The decrease in non-performing loans in the current quarter compared to the prior year quarter is primarily due to three large non-accrual loan relationships returning to accruing status. Non-performing loans to total loans was 0.25% at September 30, 2023, compared to 0.25% and 1.16% at the end of the linked quarter and prior year quarter, respectively.
At September 30, 2023, with the adoption of ASU 2016-13, $0.1 million of the Company’s allowance for credit losses was allocated to individually analyzed loans totaling $4.0 million compared to $0.1 million of the Company's allowance for credit losses allocated to individually analyzed loans totaling $4.1 million at the end of the linked quarter. These loans were valued using a collateral-dependent practical expedient.
Under the incurred method, $0.3 million of the Company's allowance for loan losses was allocated to impaired loans totaling $18.9 million at the end of the prior year quarter. Management determined that $15.9 million, or 83%, of total impaired loans required no reserve allocation at the end of the prior year quarter, primarily due to adequate collateral values.
In the third quarter 2023, the Company had net loan charge-offs of $74,000 compared to net loan recoveries of $92,000 and net loan charge-offs of $148,000 in the linked quarter and the prior year quarter, respectively.
The Company recognized a $0.1 million provision for credit losses on loans and unfunded commitments for the third quarter 2023 compared to no provision for credit losses on loans and unfunded commitments for the linked quarter and a provision for loan losses of $0.3 million for the prior year quarter.
For the nine months ended September 30, 2023, the Company recognized a provision for credit losses on loans and unfunded commitments of $0.8 million compared to a $1.0 million release of provision expense for the nine months ended September 30, 2022. The release of provision expense for the nine months ended September 30, 2022 was driven in part from the release of specific reserves totaling $2.8 million in the first quarter of 2022 due to returning significant loan balances to accruing from non-accrual status or other collateral valuation adjustments.
The allowance for credit losses at September 30, 2023 was $22.5 million, or 1.44% of outstanding loans, and 582.82% of non-performing loans. At December 31, 2022, the allowance for loan losses was $15.6 million, or 1.02% of outstanding loans, and 83.35% of non-performing loans. At September 30, 2022, the allowance for loan losses was $15.5 million, or 1.04% of outstanding loans, and 89.38% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of September 30, 2023.
Deposits
Total deposits at September 30, 2023 were $1.6 billion, an increase of $37.1 million, or 2.4%, from June 30, 2023, and a decrease of $12.4 million, or 0.8%, from September 30, 2022. The increase in deposits at the end of the third quarter of 2023 as compared to the linked quarter was primarily a result of deposit promotions.
The yield earned on average deposits was 2.32%, on an FTE basis, for the third quarter 2023, compared to 2.07% for the linked quarter and 0.73% for the prior year quarter. Non-interest bearing demand deposits as a percent of total deposits was 26.9% as of September 30, 2023, compared to 28.4% and 31.3% at the end of the linked quarter and the end of the prior year quarter, respectively.
Capital
On January 1, 2023, the Company adopted ASU 2016-13 and recorded a one-time cumulative effect adjustment to retained earnings totaling $5.6 million. Total stockholders' equity was $118.4 million and the common equity to assets ratio was 6.30% at September 30, 2023 as compared to 6.65% and 6.25% at the end of the linked quarter and the prior year quarter, respectively.
The Company maintains its “well capitalized” regulatory capital position. At the end of the third quarter 2023, capital ratios were as follows: total risk-based capital to risk-weighted assets 14.20%; tier 1 capital to risk-weighted assets 12.54%; tier 1 leverage 10.43%; and common equity to assets 6.30%.
Pursuant to the Company's 2019 Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Company did not repurchase any shares during the third quarter 2023. As of September 30, 2023, $2.1 million remains available for share repurchases pursuant to the plan.
During the fourth quarter of 2023, the Company's Board of Directors approved a quarterly cash dividend of $0.17 per common share payable January 1, 2024 to shareholders of record at the close of business on December 15, 2023.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	September 30,	June 30,	September 30,
Statement of income information:	2023	2023	2022
Total interest income	$23,888	$21,927	$17,893
Total interest expense	8,741	7,725	2,826
Net interest income	15,147	14,202	15,067
Provision for credit losses on loans and unfunded commitments	110	—	300
Non-interest income	606	1,596	3,485
Investment securities gains, net	3	7	1
Non-interest expense	12,569	12,725	12,195
Pre-tax income	3,077	3,080	6,058
Income taxes	498	531	1,131
Net income	$2,579	$2,549	$4,927
Earnings per share:
Basic:	$0.36	$0.36	$0.70
Diluted:	$0.36	$0.36	$0.70

		Nine Months Ended
		September 30,
Statement of income information:		2023	2022
Total interest income		$66,748	$49,471
Total interest expense		23,451	5,698
Net interest income		43,297	43,773
Provision for (release of) credit losses on loans and unfunded commitments		790	(1,000)
Non-interest income		5,384	10,859
Investment securities gains (losses), net		18	(12)
Non-interest expense		37,772	35,962
Pre-tax income		10,137	19,658
Income taxes		1,738	3,633
Net income		$8,399	$16,025
Earnings per share:
Basic:		$1.19	$2.27
Diluted:		$1.19	$2.27

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	September 30,	June 30,	September 30,
	2023	2023	2022
Key financial ratios:
Return on average assets (YTD)	0.59%	0.62%	1.21%
Return on average common equity (YTD)	8.73%	9.07%	16.00%
Return on average assets (QTR)	0.54%	0.54%	1.08%
Return on average common equity (QTR)	8.05%	7.99%	15.30%
Net interest margin (FTE) (YTD)	3.23%	3.17%	3.57%
Efficiency ratio (YTD)	77.59%	76.54%	65.83%

Asset Quality Ratios
Allowance for credit losses to total loans	1.44%	1.42%	1.04%
Non-performing loans to total loans (a)	0.25%	0.25%	1.16%
Non-performing assets to loans (a)	0.48%	0.66%	1.78%
Non-performing assets to assets (a)	0.39%	0.54%	1.44%
Allowance for credit losses on loans to
non-performing loans (a)	582.82%	578.01%	89.38%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	6.78%	6.81%	7.55%
Period-end stockholders' equity to period-end assets (YTD)	6.30%	6.65%	6.25%
Total risk-based capital ratio	14.20%	13.99%	13.84%
Tier 1 risk-based capital ratio	12.54%	12.51%	12.25%
Common equity Tier 1 capital	10.09%	9.92%	9.82%
Tier 1 leverage ratio	10.43%	10.46%	10.60%
(a)Non-performing loans include loans 90-days past due and accruing and non-accrual loans.
About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 816.674.9806
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.